SECURITIES LENDING AGREEMENT


     Agreement made as of November 18, 1996, between Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH") and Government Obligations Portfolio, a New York trust (the "Trust"),

     1. Loan of Securities. The Trust in its sole discretion may from time to time lend securities owned by it to MERRILL LYNCH at MERRILL LYNCH's request. The parties agree to be liable as principals with respect to all transactions hereunder. No loan will consist of assets subject to ERISA. In the event that the Trust makes such a loan of its securities ("the Leaned Securities") MERRILL LYNCH shall wire federal funds (cash collateral) or transfer marketable securities issued by the United States Government or agencies thereof ("U.S. Government securities") to the designated custodian of the Trust as specified herein against receipt of the Loaned Securities in good deliverable form. The Trust represents that, as to any Loaned Securities, it shall have at the time of delivery to MERRILL LYNCH no present intention to sell the same. MERRILL LYNCH represents that it has the unqualified right to sell, transfer, assign, pledge or create a security interest in any securities that are to become Collateral pursuant to this Agreement. MERRILL LYNCH represents that in all transactions contemplated by this Agreement any securities (other than securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) shall be borrowed from the Trust for the purpose of making delivery of such securities to either a short sale or a failure to receive securities it is required to deliver, or for other purposes permitted under the provisions of Regulation T or any other applicable regulation of the Federal Reserve Board, as may be amended from time to time. MERRILL LYNCH represents that it is a broker-dealer registered as such with the U.S. Securities and Exchange Commission and, where appropriate, with State Blue Sky administrators, and that it has net capital under the net capital rules of the U.S. Securities and Exchange Commission of at least $5,000,000. MERRILL LYNCH also represents that it will not undertake a transaction hereunder if there has been a material adverse change in MERRILL LYNCH's financial condition or net capital ratio since the date of the latest statement furnished to the Trust under Section 7 hereunder.

     Until such time as a loan of securities is terminated pursuant hereto, MERRILL LYNCH shall have all incidents of ownership of the Loaned Securities, including without limitation the right to assign the Loaned Securities to others; provided, however, that MERRILL LYNCH shall be obligated to the Trust with respect to all dividends, distributions and interest pertaining to the Loaned Securities as set forth in Section 5 hereof. The Trust hereby waives any right to vote Loaned Securities during the term of a loan unless special arrangements have been set forth in the confirmation under Section 4. It is understood, however, that a loan will be terminated by the Trust if, in the sole opinion of the Trust, a material event affecting the Loaned Securities is to occur which will require the Trust either to vote or to exercise rights with respect to such securities.

     In consideration of each loan as to which the Collateral consists of U.S. Government securities, MERRILL LYNCH shall pay the Trust a loan premium computed daily and based on the market value at the time of the borrowing assigned to the Loaned Securities for such loan, as adjusted by any marks to market processed subsequently, from the first business day that the Trust or its agent has made delivery of the Loaned Securities to MERRILL LYNCH or its agent (i.e., the Trust's custodian, Investors Bank & Trust Company, 89 South Street, Boston, Massachusetts) by 10:00 A.M. New York City time to, but not including, the date that securities identical to the Loaned Securities are returned to the Trust or its agent after termination of the loan under Section 8 or 9 or identical securities are purchased by the Trust under Section 10. The daily rate of such


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loan  premium  shall  be  computed  by  multiplying  the  annual  rate  for such premium specified in the confirmation delivered under Section 4 for such loan by the fraction 1/360 (which rate may be changed by mutual agreement of the parties and confirmed by written notice of MERRILL LYNCH to the Trust). All accrued loan premiums shall be paid by the earlier of (i) the date of termination of all loans under this Agreement or (ii) the seventh business day of each month.

     In consideration of the provisions of Section 2 of this Agreement permitting the Trust to invest cash collateral for its own account, the Trust agrees to pay MERRILL LYNCH a lending fee computed daily for each loan based on the amount of the cash collateral delivered to the Trust with respect to such loan. The amount of the lending fee shall be computed from the first business day that the Trust receives such cash collateral to, but not including, the date that securities identical to the Loaned Securities are delivered to the Trust or its agent after termination of such loan in accordance with Section 8 or 9 or identical securities are purchased by the Trust under Section 10. The daily rate of such lending fee shall be computed by multiplying the annual rate for such fee specified in the confirmation delivered under Section 4 of this Agreement for such loan by the fraction 1/360 (which rate may be changed by mutual agreement of the parties and confirmed by written notice of MERRILL LYNCH to the Trust). All accrued lending fees shall be paid by the Trust by the earlier of
(i) the date of termination of all loans under this Agreement, or (ii) the seventh business day of each month.

     2. Collateral and Perfected Security Interest Therein. Concurrently with its receipt of the Loaned Securities from the Trust, MERRILL LYNCH shall wire federal funds or transfer U.S. Government securities ("the Collateral") to the Trust in an amount equal to at least 102% of the market value of all Loaned Securities then being loaned by the Trust to MERRILL LYNCH. In addition to all rights of the Trust under this agreement, MERRILL LYNCH hereby pledges and grants to the Trust, as security for the prompt performance by MERRILL LYNCH of all of its present and future obligations to the Trust under this agreement, a security interest in all Collateral with respect to all transactions hereunder and all proceeds thereof. MERRILL LYNCH agrees to take, or to cause to be taken, all such actions as may be required under applicable law to perfect the Trust's interest in the Collateral as both an outright transferee and as the secured party under this agreement. Without limiting the generality of the foregoing. MERRILL LYNCH shall, with respect to all Government Securities transferred by it to the Trust as Collateral hereunder, direct that the record ownership of such Collateral be transferred to the account of the Trust's custodian on the federal book entry system at the Federal Reserve Bank of Boston. It is understood that all security interests created in the Collateral shall survive the termination of any loan under Section 8 or 9 and shall continue until the Loaned Securities are returned by MERRILL LYNCH or its agent. Prior to the maturity of any Collateral which consists of U.S. Government securities, MERRILL LYNCH shall replace such Collateral with cash or other U.S. Government securities acceptable to the Trust and of equal market value. MERRILL LYNCH shall have the right at any other time to substitute other U.S. Government securities acceptable to the Trust and of equal market value. Substituted securities shall be considered Collateral for all purposes. At or before the time of any such substitution MERRILL LYNCH shall supply the Trust with a written statement of the respective market values of the Collateral to be returned and the Collateral to be substituted. To the extent that any cash or non-cash distribution shall be made on any Collateral securities. MERRILL LYNCH shall provide the Trust with instructions prior to the distribution date as to the manner in which the distribution shall be paid to MERRILL LYNCH or its agent. The Trust shall not hypothecate the Collateral or otherwise encumber MERRILL LYNCH's interest in it, except under Section 10.

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WITHOUT  WAIVING ANY RIGHTS GIVEN TO THE TRUST  HEREUNDER,  IT IS UNDERSTOOD AND
AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE TRUST WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE TRUST MAY NOT BE ABLE TO LOOK TO THE PROVISIONS OF SUCH ACT FOR SATISFACTION OF CHASE'S OBLIGATIONS IN THE EVENT THAT CHASE FAILS TO RETURN THE LOANED SECURITIES.

     The Trust may use or invest any cash collateral and any additional cash collateral delivered by MERRILL LYNCH pursuant to this Agreement in any manner deemed appropriate by the Trust, and may commingle such cash collateral (and investments made therewith) with cash and other assets owned by the Trust. Such use or investment shall be at the Trust's own risk and for its own account, and the Trust shall retain income and profits and shall bear all losses therefrom.

     3.  Deliveries  of Loaned  Securities.  The Trust shall  deliver the Loaned
Securities to MERRILL LYNCH by either (a) delivering to MERRILL LYNCH certificates representing the Loaned Securities together with duly executed stock or bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., in which event the Trust shall list the Loaned Securities on a schedule and receipt, which MERRILL LYNCH shall execute and return when the Loaned Securities are received, or (b) causing the Loaned Securities to be credited to MERRILL LYNCH's account and debited to the Trust's account at a Clearing Organization, as agreed to by the parties hereto, and such crediting and debiting shall result in receipt by MERRILL LYNCH and the Trust of a Clearing Organization notice of such crediting and debiting. Redelivery of Loaned Securities by MERRILL LYNCH to the Trust shall be accomplished in the same manner.

     4. Confirmation. Each time that securities are loaned under this Agreement, MERRILL LYNCH shall prepare, execute and deliver to the Trust a confirmation which shall:

     (a)  list the Loaned Securities;
     (b)  list the Collateral;
     (c) compute the amount of the Collateral necessary to comply with Section 2; and
     (d) set forth (i) the annual rate for the lending fee and the annual rate for the loan premium, (ii) any special arrangements under Section 1 concerning voting of the Loaned Securities and (iii) any special instructions for delivery.

     On a copy of such confirmation, the Trust shall promptly acknowledge to MERRILL LYNCH its agreement to the terms of the letter and set forth any additional special instructions for delivery. The Trust shall notify MERRILL LYNCH of any errors in parts (a), (c) and (d) of the confirmation by telephone, confirmed in writing on the same day, before noon on the first Banking Day following the loan. At the time of each such loan the Trust, acting as agent for MERRILL LYNCH, shall prepare a duplicate confirmation for its own files and the list of Collateral in part (b) and such duplicate confirmation shall be effective immediately upon its preparation by the Trust for all purposes of this Agreement.

     5. Dividends, Distributions, etc. The Trust shall be entitled to receive all distributions made by the issuers of the Loaned Securities, including without limitation cash dividends, stock dividends, interest payments, redemption payments, distributions of any kind, stock splits, and rights to purchase additional securities declared, granted, or made by such issuers. Upon the receipt of any such cash distribution made by any such issuers, MERRILL

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LYNCH  shall   pay  an  equal  amount  to  the  Trust  on  the   date  for  such
distribution. In the case of a non-cash distribution, the amount of securities distributed shall be added to the Loaned Securities on the date for such distribution and considered as such for all purposes, except that upon no less than six business days' notice by the Trust to MERRILL LYNCH prior to the date for such distribution, MERRILL LYNCH or its agent shall deliver to the Trust or its agent an equal amount of the distributed securities on the next business day after the date for such distribution.

     6. Marking to Market. In the event the market value of all Loaned Securities then being loaned by the Trust to MERRILL LYNCH plus all accrued interest on such Loaned Securities, as at the close of trading on a Banking Day, shall equal or exceed the market value of all Collateral, MERRILL LYNCH shall forthwith (but no later than the next Banking Day) wire to the Trust an amount in federal funds or transfer to the Trust U.S. Government securities in an amount which, together with the market value of all Collateral than on deposit, will equal 102% of the market value, at the time, of all Loaned Securities. When transferred to the Trust, such additional collateral shall be considered Collateral for all purposes hereunder. In the event that the aggregate market value of the Loaned Securities (computed as aforesaid) shall decrease to an amount such that the market value of all Collateral then on deposit exceeds by more than 4% the market value of all Loaned Securities, the Trust shall (on demand by MERRILL LYNCH) release to MERRILL LYNCH the Collateral in excess of 102% of such market value. During the term of any loan under this Agreement, the Trust's custodian will determine on each Banking Day the market value of all Collateral and the market value of all Loaned Securities and any resulting deficiency in the Collateral under this Section 6, and will report to MERRILL LYNCH any deficiency in the Collateral so determined. Any transfers by MERRILL LYNCH of additional Collateral to cover the deficiency indicated by such report shall be made no later than the end of the day on which such report is furnished. Any transfers of additional Collateral to the Trust under this
Section 6 shall be accompanied or preceded by a written statement by MERRILL LYNCH as to the individual market values of the additional Collateral. Absent demand by MERRILL LYNCH, the Trust is not required to report or return any excess Collateral under this Section 6. MERRILL LYNCH has the right to demand return any excess Collateral.

     7. CHASE's Financial Condition. MERRILL LYNCH has delivered to the Trust its most recent financial statements delivered to its customers under Rule
17a-5(c) of the Securities Exchange Act of 1934. MERRILL LYNCH represents that the financial statements contained in such Forms fairly represented its financial condition as of the date of the financial statements. MERRILL LYNCH also represents that there has been on material adverse change in its financial condition or net capital ratio after the date of its most recent financial statement.

     MERRILL LYNCH shall promptly deliver to the Trust all statements subsequently required to be furnished to customers by Rule 17a-5(c). MERRILL LYNCH has also delivered to the Trust its most recent financial information otherwise available to the public and, as long as any loan to MERRILL LYNCH is outstanding under this Agreement, will promptly deliver to the Trust any such financial information subsequently available. MERRILL LYNCH will notify the Trust at the time of any request for a loan under Section 1 if there has been any material adverse change (specifying in detail the nature of each such change) in its financial condition or net capital ratio since the date of its then most recent such statement or information previously delivered to the Trust.

     8. Termination of a Loan. An Open Overnight loan of securities may be terminated by either party on any Banking Day by giving telephonic notice to the other party by 10:30 A.M. EST on the same day. An Open Term loan may be terminated by either party on the last Banking Day of the term by giving telephonic notice to the other party at least by 10:30 A.M. EST on such Banking

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Day.  Closed  loans  shall  terminate  as provided in Section 14 hereof. MERRILL
LYNCH shall on or before any termination date deliver to the Trust the Loaned Securities in the following form: (a) if any of the Loaned Securities are in registered certificated form, MERRILL LYNCH shall deliver certificates for such Loaned Securities in proper form for transfer with executed stock or bond transfer powers, as the case may be, attached: (b) if any of the Loaned Securities are in bearer certificate form, MERRILL LYNCH shall deliver such securities in bearer form; (c) if any of the Loaned Securities are in the federal book entry system, MERRILL LYNCH shall direct that such Loaned Securities be transferred to the account of the Trust's custodian on the federal book entry system at the Federal Reserve Bank of Boston by 2:30 P.M. on the termination date. Upon request of MERRILL LYNCH, the Trust may by telephone waive the requirement of same form delivery by MERRILL LYNCH and accept the return of securities in bearer certificated form or registered certificated securities in proper form for transfer or securities in the federal book entry system or a combination of several forms.

     Upon proper delivery by MERRILL LYNCH of the Loaned Securities, the Trust shall concurrently therewith return to MERRILL LYNCH the Collateral as is specified by MERRILL LYNCH in a statement containing a computation of compliance with Section 2 after the specified deliveries, unless MERRILL LYNCH is in default under Section 9. If a loan shall not have been sooner terminated by the Trust or by MERRILL LYNCH, it shall automatically terminate on the first anniversary of the loan.

     9. Termination Upon Default. All loans made under this Agreement shall be terminated immediately upon the happening of any of the following events:

     (a) If any securities identical to Loaned Securities are not returned to the Trust as specified in Section 8;
     (b) If any distributions are not paid to the Trust as specified in Section 5; and such default is not cured within one business day after notice;
     (c) If MERRILL LYNCH shall fail to deposit additional Collateral as provided in Section 6, and such default is not cured within one business day after receipt of notice of such default;
     (d) If the representations as to MERRILL LYNCH's financial condition and net capital ratio made under Sections 1 and 7 shall have been incorrect when made;
     (e) If shall make a general assignment for the benefit of creditors; admit in writing its inability to pay its debts as they become due; file a petition in bankruptcy or a petition seeking any reorganization, arrangement, composition, readjuments, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or seek the appointment of any trustee, receiver or liquidator of MERRILL LYNCH or any material part of its properties;
     (f) If any federal or state agency or any creditor of MERRILL LYNCH other than the Trust shall file any petition or seek any appointment specified in Section 9(e) or under the Securities Investor Protection Act with respect to MERRILL LYNCH;
     (g) If the Securities and Exchange Commission shall revoke or suspend the registration of MERRILL LYNCH as a broker-dealer; or
     (h) If any national securities exchange or national securities association shall revoke or suspend the membership of MERRILL LYNCH;

     10.  Liquidation for Default.  Upon the happening of any event specified in
Section 9, the Trust may immediately elect to purchase a like amount of securities identical to the Loaned Securities in the principal market for such securities. If the principal market is a securities exchange, such purchases may also be made from any other source, but then only at a total price per unit not more than the last previous reported sales on such exchange. In the event of any

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such  purchase,  the  Trust  may  apply  the  Collateral  to  the payment of the purchase price (in the case of a loan secured by Collateral consisting of U.S. Government securities, by selling a sufficient amount of the Collateral in the principal market for such Collateral), including any brokerage expenses and accrued interest and MERRILL LYNCH shall be entitled to retain a like amount of identical Loaned Securities. The Trust may similarly apply the Collateral to any other obligation of MERRILL LYNCH under this Agreement, including loan premiums and distributions. The Trust shall immediately notify MERRILL LYNCH after any such action. If any Collateral remains after all obligations of MERRILL LYNCH under this Agreement have been satisfied, the Trust or its agent shall promptly return to MERRILL LYNCH or its agent the balance of the Collateral. If the Collateral is not sufficient to satisfy all such obligations, MERRILL LYNCH shall be liable to the Trust for the amount of remaining obligations plus interest at the applicable daily prime rate (being the daily base rate on corporate loans at large U.S. money center commercial banks then being reported in the Eastern Edition of the Wall Street Journal).

     11. Trust Events of Default. All loans under this Agreement shall be terminated immediately upon the happening of any of the following events:

     (a) If the Loaned Securities are not delivered as specified in Section 1 above;
     (b) If the Trust shall fail to perform its obligations under Section 1 and 2 above in respect of payment of a lending fee and substitution; and such default is not cured within one business day after notice;
     (c) If the Trust shall fail to pay any amount required pursuant to Section 2 above in respect of cash or non-cash distributions on Collateral securities; and such default is not cured within one business day after notice;
     (d) If the Trust shall fail to return excess Collateral upon notice as provided in Sections 6 or 8 above; and such default is not cured within one business day after such notice;
     (e) If any representations made by the Trust shall have been incorrect in any material respects when made;
     (f) If the Trust shall make a general assignment for the benefit of creditors; admit in writing its inability to pay its debts as they become due; file a petition in bankruptcy or a petition seeking any reorganization, arrangement composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, reorganization, insolvency or similar statute, law or regulation or seek the appointment of any trustee, receiver, custodian or liquidator of the Trust for all or substantially all of its properties; or
     (g) If a proceeding is commenced against the Trust seeking relief or an appointment of a type described in paragraph (f) above and such proceeding is not dismissed within 30 days after the commencement thereof;

     12. MERRILL LYNCH's Rights Upon Trust Default. Upon the happening of any event specified in Section 11, MERRILL LYNCH may, upon one business day's prior notice to the Trust (which notice may be the same notice referred to in paragraph (b), (c) or (d) above and shall not be required to be given in advance in the case of the events described in paragraph (f) or (g), (i) terminate or accelerate to a date designated by MERRILL LYNCH the date fixed for termination of the directly affected loan or all loans hereunder and (ii) purchase in the principal market therefor in a commercially reasonable manner securities with a market value equal to any Collateral required to be returned or delivered by the Trust but not so returned or delivered by the date designated by MERRILL LYNCH, or elect to be deemed, for all purposes of this Agreement, to have purchased such securities, and in either event apply the cost of such purchase (including any reasonable expenses incurred in connection therewith) or, in the case of deemed purchase, the market value of such securities as of the date of such

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deemed purchase, against the Trust's obligations hereunder and any other amounts owing by the Trust, upon which application the Trust's obligations hereunder and any such other amounts shall be reduced by the amount so applied, the Trust shall be released from the obligation to pay any part of the Trust's obligations other than any amount remaining after such reductions, if any, and the Trust shall be released from any obligations to sell, return or deliver such Collateral. The Trust shall promptly pay MERRILL LYNCH any amount of its obligations not released as a result of MERRILL LYNCH's actions hereunder, if any , after such reduction and the Trust shall thereafter be released from any obligations to sell, return or deliver such Collateral. The Trust shall pay to MERRILL LYNCH any excess of such cost of purchase of replacement securities (including expenses as aforesaid) or in the case of deemed purchase, such market value of such securities over the amount of the Trust's obligations (prior to reduction), plus interest at the applicable interest rate (being the daily base rate on corporate loans at large U.S. money center commercial banks then being reported in the Eastern Division of the Wall Street Journal) on such excess for the period from the date of such purchase or deemed purchase until the date of full payment by Trust. Notwithstanding anything contained in this Agreement, MERRILL LYNCH shall under no circumstances whatsoever have any obligation or liability to Trust in respect of any loan following the failure of Trust to pay the Trust's obligations or return or deliver the applicable Collateral as and when required by the terms of this Agreement. The parties agree that the transactions hereunder are "securities contracts" under the Federal Bankruptcy Code.

     13. Market Value. If the principal market for the Collateral or the Loaned Securities is a national securities exchange, their market value shall be determined by their last sale price on such exchange on the preceding trading day or, if there was no sale on that day, on the closing bid quotation on such exchange on that day. If the principal market for the Collateral or the Loaned Securities is over-the-counter, their market value shall be determined by the Trust's closing price quotations on the preceding trading day unless MERRILL LYNCH or the Trust submits bid quotations from two other recognized dealers, in which case their market value shall be determined by the mean between the other quotations.

     14. Definition of Certain Terms. As used herein the term Banking Day shall mean any day on which the federal book entry systems are open for business and operational at both the Federal Reserve Bank of Boston and the Federal Reserve Bank of New York. A Closed Overnight loan shall terminate on the following Banking Day, unless converted into an Open Overnight loan or a Term loan by mutual agreement of the parties and confirmed by written notice of MERRILL LYNCH to the Trust. A Term loan shall be from two to seven days as mutually agreed by the parties; a Closed Term loan shall terminate on the last Banking Day of the term, unless extended or converted into an Open Loan by mutual agreement of the parties and confirmed by written notice of MERRILL LYNCH to the Trust. An Open loan shall continue from day to day (or term to term) unless terminated in accordance with Section 8 hereof.

     15. Transfer Taxes and Fees. All transfer taxes and transfer fees with respect to the transfer of the Loaned Securities and Collateral between the Trust and MERRILL LYNCH upon the making or termination of the loan shall be paid by MERRILL LYNCH. If the Trust shall incur any loss or expense by reason of MERRILL LYNCH's failure to pay all said taxes and fees as may be due by reason thereof, the Trust shall be entitled to receive the same from MERRILL LYNCH.

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
     16. Indemnification, etc. Except for taxes other than transfer taxes, MERRILL LYNCH agrees to indemnify, defend, hold and save harmless the Trust from any claims, actions, demands or lawsuits of any kind whatsoever arising in any way out of the use that MERRILL LYNCH makes of the Loaned Securities, except such as may be caused by the negligence or willful acts of the Trust. If either party fails to return, as provided in Section 8 hereof, any Collateral which consists of U.S. Government securities, Loaned Securities or securities identical to Loaned Securities, that party agrees to reimburse the other party for any losses caused by such other party's inability to re-deliver such securities to a subsequent purchaser, except that such other party shall take all reasonable steps to minimize any such loss, and provided that in no event shall either party be liable for other than standardized compensatory damages.

     17. Notices, Deliveries, etc. All notices (except such as are permitted hereunder to be made by telephone) and deliveries required hereunder shall be delivered to the parties entitled to receive such notice or delivery at the following addresses:

     If to Merrill Lynch:   Merrill Lynch Government Securities, Inc.
                            World Financial Center-North Tower
                            New York, N.Y. 10281-1323
                            Attention:  Corporate and Institutional Client Group


     If to the Trust:       Investors Bank & Trust Company, as Custodian for
                            Government Obligations Portfolio
                            89 South Street
                            Boston, Massachusetts 02111
                            Attention:  Mutual Funds Department

or at such other addresses which the Trust or MERRILL LYNCH may furnish the other by written notice pursuant hereto. Any notice, statement, letter, confirmation, instruction or other writing shall be deemed delivered to a party if received by such party via telex, TWX, facsimile transmission, wire or other teleprocess or electronic communication system which MERRILL LYNCH and the Trust employ for their written communications hereunder.

     18. Miscellaneous. Each party agrees that time is of the essence in the performance of its obligations hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing this Agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors and assigns. This Agreement shall not be changed except by an instrument in writing signed by each of the parties hereto. This Agreement may be terminated at any time by the Trust upon written notice to MERRILL LYNCH, and by MERRILL LYNCH by written notice to the Trust, provided, however, that the obligations and rights of the Trust and MERRILL LYNCH under this Agreement with respect to any outstanding loan shall survive and continue despite any termination of this Agreement until performed or satisfied. This Agreement supersedes any previous agreement between the parties concerning the lending of securities.

     19. Limitation of Personal Liability. MERRILL LYNCH expressly acknowledges the provision in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and shareholders of the Trust, and MERRILL LYNCH hereby agrees that it shall have recourse only to the assets of the Trust for the payment of claims or obligations as between MERRILL LYNCH and the Trust arising out of this Agreement and shall not seek satisfaction of any such obligation from the Trustees or shareholders of the Trust.

     20. Law. This Agreement shall be construed in accordance with, and the rights of the parties are to be governed by, the laws of the State of New York.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its officer thereunto duly authorized, as of the day and year first duly written.


                         MERRILL LYNCH GOVERNMENT SECURITIES, INC. AND/OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                         BY:  /s/ Thomas H. Brady
                              -----------------------------
                         Title    Vice President

                         GOVERNMENT OBLIGATIONS PORTFOLIO



                         BY:  /s/ Susan Schiff
                              -----------------------------
                                  President


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